UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
FORM 3     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1. Name and Address of Reporting Person
   Sanders, Todd
   198000 MacArthur Blvd.
   Irvine, California  92612

2. Date of Event Requiring Statement (Month/Day/Year)
   10/04/2000

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


4. Issuer Name and Ticker or Trading Symbol
   Latin American Casinos, Inc. (LACI) (Nasdaq Small Cap Market)

5. Relationship of Reporting Person to Issuer (Check all applicable)
   [X] Director                   [X] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person


Table I   Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------------------------------------------------
1)Title of Security                                          2)Amount of         3)  4)Nature of
                                                             Securities          D   Indirect
                                                             Beneficially        or  Beneficial
                                                             Owned               I   Ownership
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                                 251,903              I   by Devenshire Management Corporation

Common Stock Purchase Warrants                               125,000              I   by Devenshire Management Corporation


FORM 3 (CONTINUED)                                  ADDITIONAL REPORTING PERSONS

Table II   Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative Security  2)Date Exercisable  3)Title and Amount of                   4)Conver-  5)Ownership 6)Nature of
                                and Expiration Date Securities Underlying                   sion or    Form of     Indirect
                                (Month/Day/Year)    Derivative Security                     exercise   Derivative  Beneficial
                                                                                            price of   Security    Ownership
                                Date      Expira-                                Amount or  Deri-      Direct(D)
                                Exer-     tion                                   Number of  vative     or
                                cisable   Date      Title                        Shares     Security   Indirect(I)
------------------------------------------------------------------------------------------------------------------------------------
Option (See explanation of      10/30/00  10/30/00       Common Stock            162,500      $1.25       I         by Devenshire
responses)                                                                                                          Management Corp.

Explanation of Responses:

The Reporting Person holds a contractual right to acquire an additional 162,500 shares of Common Stock of the Issuer.

**Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.                                                                     /s/ TODD SANDERS                   OCTOBER 25, 2000
                                                                                ---------------------------------  ----------------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                    **  Signature of Reporting Person         Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.
